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                                                                       EXHIBIT 5


                                SHARING AGREEMENT


                  AGREEMENT dated March 31, 2000 between Compost America Holding Company, Inc. ("CAHC"), Wasteco Ventures Limited ("Wasteco") and Robert J. Longo ("Longo").

                  WHEREAS, Wasteco and Longo are holders and owners of all of the Class A Preferred ("A Preferred") and Class C Preferred ("C Preferred") Stock of CAHC, being a total of 130,000 shares of A Preferred and 70,000 shares of C Preferred held by Wasteco and 39,000 shares of A Preferred and 21,000 shares of C Preferred held by Longo; and

                  WHEREAS, the provisions of the certificate of Incorporation of CAHC relating to such Class A Preferred and C Preferred Stock provide to Wasteco and Longo an option (the "Exchange Option") to exchange the CAHC "Surrender Shares", hereinafter defined, for all of the issued and outstanding shares (the "Exchange Shares") of Environmental Protection & Improvement Company Inc. ("EPIC") in defined circumstances. The CAHC Surrender Shares are all of the A Preferred and C Preferred of CAHC acquired by Wasteco and Longo by purchase on or about November, 1997 as well as (i) 14,937,791 common shares of CAHC acquired by them at that time (11,490,609 shares held by Wasteco and 3,447,182 shares held by Longo) (ii) 783,842 common shares acquired in a special distribution to them in April, 1998 (602,955 shares held by Wasteco and 180,887 shares held by Longo) being a total of 12,093,564 common shares held by Wasteco and 3,628,069 common shares held by Longo, but excluding any common shares acquired or to be acquired by them as dividends on A Preferred and C Preferred; and

                  WHEREAS, CAHC has experienced financial difficulties; and

                  WHEREAS, CAHC acknowledges that Wasteco and Longo currently have rights to exercise the Exchange Option subject, however, to the provisions of New Jersey law referred to below; and

                  WHEREAS, Wasteco and Longo initially indicated to CAHC their intent to exercise the Exchange Option; and

                  WHEREAS, after extended discussions and study, CAHC and Wasteco and Longo thereafter concluded that CAHC might be unable to operate its business were the Exchange Option to be exercised and honored; and

                  WHEREAS, CAHC, Wasteco and Longo, recognize the need to effect a compromise that avoids impairing the operations of CAHC; and

                  WHEREAS, CAHC, with the consent of Wasteco and Longo, has been exploring a sale of all the stock of EPIC to deal with its financial difficulties; and


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                  WHEREAS, CAHC is now engaged in negotiations to sell all of the stock of EPIC (the "Shares") to Synagro Technologies, Inc. (the "Sale") pursuant to a stock purchase agreement ("SPA") and wishes to effect the Sale; and

                  WHEREAS, the consummation of the Sale of the Shares of EPIC and related simultaneous transactions is referred to hereinafter as the "Closing"; and

                  WHEREAS, because of the existence of the Exchange Option, CAHC is unable to effect the Sale without the agreement of Wasteco and Longo; and

                  WHEREAS, CAHC has considered making a significant distribution to Wasteco and Longo to recognize their rights, subject only to the limitations of New Jersey law relating to distributions with respect to stock; and

                  WHEREAS, CAHC, Wasteco and Longo estimate that the Exchange Option, were CAHC able to fulfill its obligations under it, would be valued at $30-35 million less the current value of CAHC stock purchased by them (and to be surrendered upon exercise of the option) for $26 million, the value of which stock is now severely depressed; and

                  WHEREAS, Wasteco and Longo recognize that, even if legally proper, under the current circumstances, such a distribution might be detrimental to the short term goals of Compost and its shareholders and creditors; and

                  WHEREAS, Wasteco and Longo are prepared to retain their CAHC stock and forego appropriate compensation for the loss of the Exchange Option, provided that CAHC is agreeable to the terms and conditions of this Agreement; and

                  WHEREAS, the parties desire to record their agreement with respect to the waiver of the Exchange Option and related matters;

                  WHEREAS, Wafra Acquisition Fund 7 L.P. signs this agreement as beneficial owner of shares standing in the name of Wasteco solely to confirm that it has no objection to Wasteco's action in entering into this Agreement.

                  NOW THEREFORE, the parties hereto agree as follows:

1. Effective upon Closing and completion of all transactions contemplated hereunder to take place at the Closing, Wasteco and Longo hereby waive irrevocably and forever any right to the Exchange Option but only in order to facilitate a sale of all of the Shares of EPIC to Synagro on or before May 31, 2000 for a sale price of (1) not less than $37.5 million in cash payable at Closing (subject to certain closing adjustments relating to working capital) and (2) an Earn-Out Agreement ("EOA") providing for payments of up to $6.2 million plus any applicable interest for late payments.

2. All Note obligations payable to Wasteco and Longo (including interest to the date of payment) arising out of loans to EPIC and CAHC as shown on Schedule A hereto shall be paid by CAHC in cash at Closing.


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3.  Reasonable legal fees and expenses of Wasteco and Longo (but not in the aggregate in excess of $1 million) in connection with the study of the alternatives available to CAHC and negotiations with all parties to the Closing (including but not limited to Lionhart, Aryeh, Synagro and those parties who have negotiated for settlements with CAHC during the period January 1, 1999 to the Closing) shall be paid by CAHC in cash at the Closing.

4. (a) At Closing CAHC shall grant to a designee of Wasteco and Longo (the "Designee") a first lien security interest including proceeds in (i) the EOA and (ii) all of its membership interests in American Marine Rail LLC ("AMR") as well as all rights it has under AMR's limited liability company agreement and the AMR Investment Agreement dated as of August 31, 1997, as amended, including the rights to purchase additional interests in AMR from AW Compost and in all additional interests purchased. The lien granted under (i) shall be limited to $6.2 million plus interest received for late payment, and the lien granted under (ii) shall be limited to $3 million.

    (b) In order to provide such first lien interests, CAHC shall fully exercise its options to purchase all membership interests in AMR as soon as available to it from proceeds from the EPIC sale transaction. Each such security interest shall secure the obligations described in this paragraph 4.

    (c) CAHC will make commercially reasonable efforts to sell, dispose or otherwise monetize all of its rights in AMR within 36 months after Closing. Upon any such sale or disposition, the net proceeds (but not more than the maximum amount of the lien as described above) shall be held in a separate account subject to the applicable security interest. Upon any collection of funds under the EOA such funds shall also be held in a separate account subject to the applicable security interest. CAHC agrees to hold the EOA to May 15, 2003 or to that time that any Disputed Amounts (as defined in the EOA) under the EOA are resolved. At each time when (1) cash or cash equivalents are held in either of the separate accounts exceeding $1 million or (2) all of the property originally held in either of the separate accounts is sold, CAHC shall (i) redeem Class A preferred Stock in the amount contained in the applicable account but not in the aggregate more than $3 million as to proceeds arising as to the AMR interests and (ii) redeem Class C preferred Stock in the amount contained in the applicable account but not more than $6.2 million plus interest received for late payment as to proceeds arising as to the EOA. Each security interest shall be terminated whenever the maximum redemption described above arising therefrom is achieved. Any redemption otherwise required hereunder that is not permissible under applicable law shall be deferred to the extent required to make such redemption hereunder when effective fully permissible under applicable law. At Closing the Certificate of Incorporation provisions governing the Class A and Class C preferred stock shall be amended to provide for the redemption obligations described herein.

    (d) CAHC shall provide prompt notice to the Designee of (i) any adjustment of the EOA Amount (as defined in the EOA) (ii) receipt of any property in any such separate account and (iii) any sale, disposition or other transaction involving the property subject to the security interests.


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5.  (a) CAHC shall defend title to the security at its sole expense (including the defense against any reduction in the EOA unless Wasteco and Longo agree that such defense is inappropriate). If CAHC shall fail to fulfill such defense obligation the Designee may do so and shall be entitled to utilize any amount held in any of the security accounts in the reasonable exercise of its rights to defend.

    (b) In view of the obligations under paragraph 4, CAHC's ability to pay preferred dividends other than in common stock is reduced. Accordingly, the certificate of incorporation provisions governing the Class A and Class C preferred shall be amended to provide that both Class A and Class C preferred stock may pay dividends currently in common stock effective November 1, 1999 at the current formula price specified in the Class A Preferred Stock Certificate of Designation.

6. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex and facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, or overnight courier or facsimile, to the intended party at the address or facsimile number of such party set forth below or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective (a) if personally delivered, when received, (b) if sent by certified mail, four Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, two Business Days after having been given to such courier, unless sooner received by the addressee and (d) if transmitted by facsimile, when sent, upon receipt confirmed by telephone or electronic means. Notices and communications sent hereunder on a day that is not a Business Day shall be deemed to have been sent on the following Business Day.

                  If to Longo:

                               Robert J. Longo
                               71 Roxiticus Road
                               Mendham, New Jersey

                           with a copy to:

                               Okin Hollander & DeLuca LLP
                               One Parker Place
                               Fort Lee, New Jersey  07024



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                  If to Wasteco:

                               Wasteco Ventures Limited
                               Citco Building
                               Wickhams Cay
                               P.O. Box 662
                               Road Town
                               Tortola, B.V.I.

                           with a copy to:

                               c/o Wafra Partners
                               345 Park Avenue, 41st Fl.
                               New York, New York  10154
                               Attn.: John T. Shea

                  If to CAHC:

                               Compost America Holding Company, Inc.
                               One Gateway Center, 25th Floor
                               Newark, New Jersey  07102
                               Attention: Office of the President c/o Chris
                                          Daggett

                           with a copy to:

                                    Greenberg Traurig
                                    2050 One Commerce Square
                                    2005 Market Street
                                    Philadelphia, Pennsylvania  19103
                                    Attention:  Ted Mason

7. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. It sets forth the entire agreement with respect to the matters described here. Neither party may assign the obligations or benefits of this Agreement without the consent of the others except as specifically permitted herein and shall bind successors by operation of law.

8. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of a signature page to this Agreement (whether by fax or manually executed) shall be effective as if it were delivery of a manually executed counterpart of this Agreement.

9. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

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    (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement in the negotiation, administration, performance or enforcement thereof.



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                  IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

                                   COMPOST AMERICA HOLDING COMPANY INC.




                                   By _________________________________________



                                   WASTECO VENTURES LIMITED




                                   By: ________________________________________
                                       Name:
                                       Title:



                                   WAFRA ACQUISITION FUND 7, L.P.

                                   By: WAFRA PARTNERS, L.P., its general partner

                                   By: WAFRA PARTNERS, INC., in its capacity as
                                       general partner of Wafra Partners, L.P.




                                   By: _______________________________________
                                       Name:
                                       Title:



                                       ______________________________________
                                       Robert J. Longo



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Additional Signatories for COMPOST AMERICA HOLDING COMPANY, INC.



OFFICE OF THE PRESIDENT



By:______________________
   Christopher J. Daggett



By:______________________
   Marvin H. Roseman



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Wasteco/Longo Notes Worksheet

Interest (per annum)         10%

                                       Accrued Interest    Principal + Interest
             Date       Principal       at 4/15/00            at 4/15/00
             ----       ---------       ----------            ----------
Wasteco     5/4/99      1,250,000         118,101             $1,368,101

Longo       5/4/99        360,000          34,013                394,013

Wasteco    12/9/99        250,000           8,480                258,480

          12/29/99        130,000           3,700                133,700

           1/20/00        200,000           4,552                204,552

            2/4/00        150,000           2,846                152,846
                                                              ----------
                                                              $2,511,692
                                                              ==========